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                                                                    EXHIBIT 99.1

           POWERBRIEF(TM) VOLUNTARY CHAPTER 11 BANKRUPTCY PETITION, &
                            1st MEETING OF CREDITORS

         HOUSTON - NOVEMBER 8, 2001 - PowerBrief, Inc. (OTCBB: PWRB), filed a petition on October 2, 2001, for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division under case number 01-40795. The first meeting of creditors is scheduled to be held on November 19, 2001 at 11AM at 515 Rusk Ave. Suite 3401, Houston, Texas 77002.

         PowerBrief is currently formulating a plan of reorganization to be filed with the Bankruptcy Court. No trustee, receiver or examiner has been appointed, and PowerBrief plans to act as a debtor-in-possession while being subject to the supervision and orders of the Bankruptcy Court. PowerBrief has reduced its personnel to only key employees needed to reorganize the company and has initiated a cash preservation and cost reduction plan to reduce corporate overhead expenditures.

         As of October 15, 2001, Wade Bennett, Vice President of Business Development and co-founder, resigned from the Company and is pursuing other interests. Effective November 9, 2001, James C. Green has submitted his resignation as Chief Executive Officer. Ernie Rapp, Executive Vice President will oversee the development of the plan of reorganization. Effective, November 1, 2001, Ernst & Young LLP resigned as the auditor of the financial statements of PowerBrief, Inc.

         ABOUT POWERBRIEF

PowerBrief, Inc. (OTCBB: PWRB) serves the legal community by providing a secure, Internet-based platform for tightly integrated case management, including document and discovery management. PowerBrief features a suite of applications that dramatically improve collaboration, efficiency, risk management and client advocacy. Additional information about PowerBrief can be found at the Company's website, www.PowerBrief.com, or by calling (800)490-9041.

         This announcement contains forward-looking statements about PowerBrief, Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with PowerBrief's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by Section 21E of the Securities Exchange Act of 1934. Because PowerBrief cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, PowerBrief's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect PowerBrief, see PowerBrief's filings with the Securities and Exchange Commission and Integrated Orthopaedic's 1999 Annual Report on Form 10-KSB and registration statement and proxy statement. Such documents can be obtained for free through the website maintained by the Securities and Exchange Commission at www.sec.gov.

CONTACT:
Ernie Rapp, Executive Vice President and Treasurer
713/586-4600
erapp@powerbrief.com